ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this ***"Agreement"***), dated as of January __, 2012, is by and among **MULTIGEN DIAGNOSTICS INC.**, a California corporation (the ***"Seller"***), and **TROVAGENE, INC.**, a Delaware corporation (the ***"Buyer"***), and Seller and Buyer are referred to herein collectively as the ***"Parties"*** and individually as a ***"Party"***.

RECITALS

WHEREAS, Seller desires to sell and assign certain of its assets and assign certain of its liabilities specified herein to Buyer, and Buyer desires to purchase those assets and to assume only those certain liabilities, for the consideration stated herein and on the terms set forth herein;

WHEREAS, Seller is a wholly-owned subsidiary of BIO-ID Diagnostic Inc., a Canadian corporation organized under the Business Corporations Act of the Province of Saskatchewan (the ***"Parent"***);

NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1 Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them as follows:

"20-Day VWAP" shall mean the average VWAP for the twenty (20) Trading Days prior to (but not including) the date of measurement.

"Additional Fundamental Representations" shall have the meaning given to such term in Section 6.1.

"Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Agreement" shall mean this Asset Purchase Agreement and the Exhibits and Schedules referred to herein and attached hereto.

"Allocation Schedule" shall have the meaning given to such term in Section 6.8.

"Assets" shall mean all assets owned or primarily used by Seller in connection with the operation of the Business, including:

(1) the Books and Records;

(2) the Assumed Contracts;

(3) all work-in-process (except for Equipment);

(4) all Intellectual Property owned by Seller, including the registered Intellectual Property set forth on Schedule 1.1, and all embodiments thereof, including but not limited to documentations, manuals, notes, files, data, and other materials relating to such Intellectual Property, excluding, however, all Intellectual Property listed as Excluded Intellectual Property on Schedule 1.1; and

(5) all Permits held by Seller, including, without limitation, Permits with respect to the CLIA license.

For the avoidance of doubt and without limiting the generality of the foregoing, the Assets shall include the Assets listed on Schedule 1.1.

"Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement among Buyer and Seller, which shall be in a form reasonably acceptable to the Parties.

"Assumed Contracts" shall mean the Contracts listed on Schedule 1.1 (other than any obligation or liability under any such Contract resulting from any default or non-performance by Seller prior to the Closing).

"Bill of Sale" shall mean a bill of sale executed by Seller in favor of Buyer, which shall be in a form reasonably acceptable to the Parties.

"Books and Records" shall mean the original or true and complete copies of all material books, records, data and information in each case with respect to the Assets and the operation of the Business possessed by Seller, including all records (maintenance and otherwise), manuals, drawings and warranties relating to the Leased Real Property.

"Business" shall mean the business of operation of the leased CLIA-certified laboratory facility located at 11575 Sorrento Valley Road, Suite #206, San Diego, California 92121.

"Business Employees" shall mean the employees of Seller, as applicable, who perform services primarily in connection with the operation of the Business, each of whom is set forth on Schedule 3.11(a).

"Buyer" shall have the meaning given to such term in the first sentence of this Agreement.

"Buyer Common Stock" shall mean the common stock, par value $0.0001 per share, of Buyer.

"Buyer Confidential Information" shall have the meaning given to such term in Section 6.10(a).

"Buyer Indemnified Party" and ***"Buyer Indemnified Parties"*** shall have the meanings given to such terms in Section 6.2(a).

"Buyer Indemnifying Party" and ***"Buyer Indemnifying Parties"*** shall have the meanings given to such terms in Section 6.2(a).

"Buyer SEC Documents" shall mean all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents filed with or furnished to the SEC by Buyer since November 25, 2011, together with any exhibits and schedules thereto and other information incorporated therein.

"Buyer Securities" shall have the meaning given to such term in Section 3.25(a).

"Claim" shall mean all demands, claims, actions, investigations, causes of action, proceedings and arbitrations, whether brought by any Party to this Agreement or any third party.

"Clean-Up" shall mean all actions required under Environmental Laws to: (i) contain, clean-up, remove, treat or remediate Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (ii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iii) respond to any government requests for information or documents in any way relating to clean-up, removal, treatment or remediation or potential clean-up, removal, treatment or remediation of Hazardous Material in the indoor or outdoor environment.

"CLIA" shall mean the Clinical Laboratory Improvement Amendments.

"Closing" shall have the meaning given to such term in Section 2.4.

"Closing Consideration" shall have the meaning given to such term in Section 2.2.

"Closing Date" shall have the meaning given to such term in Section 2.4.

"Consulting Agreements" shall mean, collectively, consulting agreements between the Buyer and Joseph Voland and T. Vinayagamoorthy, which shall be in forms reasonably acceptable to Buyer.

"Continuing Employee" shall have the meaning given to such term in Section 5.4(b).

"Contracts" shall mean all oral or written contracts, agreements, leases, licenses, mortgages, indentures, instruments and other arrangements to which a Party is a party or by which a Party or any of its properties are bound.

"Employee Benefit Plans" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA) and any other employee benefit plans, programs or arrangements, including each severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based compensation, death benefit, group insurance, hospitalization or other medical, dental, health, life (including all individual life insurance policies as to which Seller is the owner, beneficiary or both), disability or other insurance, IRC Section 125 "cafeteria" or "flexible" benefit plan, pension, savings, profit-sharing or retirement plan, program or arrangement: (i) under which current or former employees, officers or independent contractors are entitled to participate by reason of their employment or service with Seller or its ERISA Affiliates or any of its dependents or beneficiaries, whether or not any of the foregoing is funded, insured or self-funded, written or otherwise or with respect to which Seller or its ERISA Affiliates is or was a party or a sponsor or a fiduciary thereof or by which Seller or its ERISA Affiliates are bound; or (ii) with respect to which Seller or its ERISA Affiliates may have any direct or indirect, actual or contingent Liability (including any of the foregoing that have been terminated previously).

"Employment Agreements" shall mean, collectively, employment agreements between the Buyer and Delinda Luevano, and Janis Kono, which shall be in forms reasonably acceptable to Buyer.

"Encumbrance" shall mean any right, option, right of refusal, restriction, covenant, condition, agreement, Lien, pledge, security interest, mortgage or other encumbrance of title.

"Environmental Claim" shall mean any Claim by any Person against Seller or the Facility alleging Liability (including Liability for investigatory costs, Clean-Up costs, Remedial Action, governmental response costs, natural resources damages, property damages, personal injuries or penalties) under any Environmental Law arising out of, based on or resulting from: (i) the presence, or Release, of any Hazardous Material at the Facility; or (ii) circumstances forming the basis of any violation, or alleged violation, by Seller under any Environmental Law or Environmental Permit.

"Environmental Law" shall mean all applicable federal, state and local laws and regulations relating to pollution or protection of human health, natural resources and the environment. Without limiting the generality of the foregoing, Environmental Law includes Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

"Environmental Liability" shall mean any Liability resulting from: (i) an actual Environmental Claim; (ii) the failure to comply with any requirement of Environmental Law; (iii) the failure to obtain or comply with any required Environmental Permit; (iv) a Remedial Action; or (v) any harm or injury to any Person, to public health, or to the environment as a result of actual or threatened exposure to any Hazardous Material.

"Environmental Permit" shall mean each Permit which is or may be required under any applicable Environmental Law.

"Equipment" shall mean all machinery, vehicles, equipment, furniture, fixtures, furnishings, parts, tools, raw materials, works-in-progress, finished goods, supplies, inventory, engineering and other items of tangible personal property owned or leased by Seller, whether located at the Leased Real Property or otherwise, that are primarily used in the operation of the Business. Each material item of Equipment is set forth on Schedule 1.1.

"Equipment Use Period" shall mean have the meaning given to such term in Section 2.6.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliates" shall mean any entity, trade or business (whether or not incorporated) that is a member of a controlled group with, or under common control with, or part of an affiliated service group that includes, Seller within the meaning of Section 414(b), (c), (m), (o) or (t) of the IRC.

"Exchange" shall mean any national securities exchange registered with the SEC pursuant to Section 6(a) of the Exchange Act.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Excluded Assets" shall mean all assets of Seller other than the Assets, which notwithstanding anything to the contrary in this Agreement, shall include the following: (i) all cash and cash equivalents; (ii) any amounts due from Affiliates of Seller; (iii) any and all Contracts or policies of insurance and insurance plans and any cash value thereof; (iv) any and all Claims of Seller with respect to refunds of monies paid to any Governmental Authority (including Tax refunds) prior to the Closing Date; (v) all accounts receivable, notes receivable and other

receivables of Seller, including any unbilled receivables, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto; and (vi) the Equipment, and, (vii) the Excluded Assets listed on Schedule 1.1.

"Facility" shall mean Seller's existing leased CLIA-certified laboratory facility located at 11575 Sorrento Valley Road, Suite #206, San Diego, California 92121.

"Fundamental Representations" shall have the meaning given to such term in Section 6.1.

"GAAP" shall mean generally accepted accounting principles as in effect in the United States of America as of the date and period covered by the subject financial statement.

"Governmental Authority" shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

"Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material in such quantities and/or concentrations that are classified or regulated as "hazardous" or "toxic" or words of like import pursuant to Environmental Law, and includes friable asbestos-containing material, polychlorinated biphenyls and oil.

"Health and Safety Requirements" shall mean all applicable federal, state, local and foreign Laws concerning public health and safety and worker health and safety each as in effect as of the Closing Date, other than Environmental Laws.

"Indemnification Threshold Amount" shall have the meaning given to such in Section 6.4(d).

"Initial Fundamental Representations" shall have the meaning given to such term in Section 6.1.

"Initial Milestone Consideration" shall have the meaning given to such term in Section 2.3(a).

"Intellectual Property" shall mean and includes all past, present, and future rights of the following types, used in or held for use in connection with the operation of the Business, which may exist or be created under the laws of any jurisdiction in the world: (i) trademarks, service marks, brand names, certification marks, trade names, trade dress, logos, symbols, proprietary indicia, domain names, corporate names and doing business designations and other indications of origin, and all translations, adaptations, derivations and combinations of the foregoing , whether registered, unregistered and/or under common law, and applications for registration of the foregoing, together with the goodwill associated therewith, throughout the world ("***Trademarks***"); (ii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iii) rights associated with works of authorship, including exclusive exploitation rights, copyright rights, moral rights, mask works, database rights, design rights, industrial property rights, publicity rights and privacy rights and all registrations and applications for registration thereof; (iv) other proprietary rights in Intellectual Property of every kind and nature including without limitation inventions, invention disclosures, statutory invention registrations, trade secrets and confidential information, know-how, manufacturing and product processes, procedures and techniques, specifications, research and development information, clinical data, formulae, assays, software, documentation, data, including financial, marketing, technical, and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and (v) other proprietary rights in or relating to registrations, renewals, extensions, combinations, continuations, divisionals, reexaminations, and reissues of, and applications for and foreign counterparts of, any of the rights referred to in clauses "(i)" through "(v)" above, including the right to enforce and receive remedies, including damages, against past, present, and future infringement thereof and rights of protection of interest therein under the laws of all jurisdictions.

"IRC" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"IRS" means the Internal Revenue Service.

"Key Customers and Suppliers" shall have the meaning given to such term in Section 3.18.

"Knowledge of Buyer" and ***"to Buyer's Knowledge"*** means the actual knowledge of the directors and executive officers of Buyer after reasonable investigation.

"Knowledge of Seller" and ***"to Seller's Knowledge"*** means the actual knowledge of the directors and executive officers of Seller after reasonable investigation.

"Landlord" shall mean Sorrento Business Complex, a California limited partnership.

"Landlord Consent" shall mean the Landlord's written consent to the use of the Facility by Buyer in accordance with Section 2.6 of this Agreement, which shall be in a form reasonably acceptable to the Buyer.

"Law" and ***"Laws"*** shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, permit, license or other authorization or restriction of any applicable Governmental Authority.

"Leased Real Property" shall mean that portion of the Facility that is utilized in connection with the operation of the Business, which includes certain CLIA/ College of American Pathologists certification inspected laboratory space and any and all rights, title and interests of Seller in such portion of the Facility, together with all fixtures, structures and improvements located thereon and appurtenances belonging thereto, including all easements, licenses, rights, claims and interests necessary or appropriate to the operation of such portion of the Facility.

"Lease" shall mean that certain Lease, dated July 15, 2011 and as thereafter amended from time to time, between the Landlord and Seller.

"Liability" and "Liabilities" shall mean any and all liabilities, debts or obligations, asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, due or to become due, including any liability for Taxes.

"Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind or nature.

"Loss" or ***"Losses"*** shall mean all debts, liabilities, obligations, losses, damages, costs and expenses (including, interest and prejudgment interest in any litigated matter), penalties, fines, court costs and reasonable consultants' and attorneys' fees and expenses, judgments, settlements and assessments.

"Material Adverse Effect" shall mean any event, change or occurrence that individually or together with any other event, change or occurrence, has a material and adverse impact on: (i) the Assets; (ii) the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) the condition or operation of the Business or the Leased Real Property, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets of the Business, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (e) any other action required by this Agreement, or (f) the announcement of this Agreement or the transactions contemplated hereby.

"Milestone Consideration" shall have the meaning given to such term in Section 2.3(b).

"Multiemployer Plan" shall mean any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

"Parent" shall have the meaning given to such term in the recitals to this Agreement.

"Party" and ***"Parties"*** shall have the meanings given to such terms in the first sentence of this Agreement.

"Permits" shall mean all licenses (including, without limitation, the CLIA license for the Facility), identification numbers, permits, certificates, orders, consents, approvals, registrations, authorizations, qualifications and filings required under all applicable Laws.

"***Permitted Encumbrances*** " shall mean (i) Encumbrances imposed by any Governmental Authority for Taxes not yet due and payable or that are being contested in good faith; and (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Encumbrances arising in the ordinary course of business or that are being contested in good faith.

"Person" shall mean any natural person, firm, partnership, association, corporation, limited liability company, trust, entity, public body or Governmental Authority.

"Pre-Closing Period" shall have the meaning given to such term in Section 5.3.

"Purchase Price" means the sum of: (i) the Closing Consideration paid pursuant to Section 2.2 and (ii) the Milestone Consideration, if any, paid pursuant to Section 2.3.

"Qualified Plan" shall mean any Employee Benefit Plan intended to be qualified under Section 401(a) of the IRC.

"Related Material Contracts" shall have the meaning given to such term in Section 3.8(a).

"Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), or into or out of any property (including the Facility and any other property that has affected or may affect the Facility), including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property.

"Remedial Action" shall mean any action or proceeding required under Environmental Law to: (i) cause the removal of any Hazardous Material; (ii) correct or prevent an environmental problem resulting from the prior treatment, storage, disposal or Release of Hazardous Material or to recover the cost of any such corrections or preventions by a Governmental Authority or third party; or (iii) cause the removal of any fill or implement any remediation, restoration or mitigation that may be required in connection with any dredging, filling or disturbance activities in any "wetlands", "waters of the United States", "State-owned bottoms" or "subaqueous bottoms" (as those terms are defined by the regulations and formal guidance established by the U.S. Army Corps of Engineers or any other Governmental Authority of competent jurisdiction).

"Required Consents" shall mean the consents set forth on Schedule 3.2(b), each of which shall be satisfactory in form to Buyer in its sole discretion (including, without limitation, required consents with respect to transfer of the CLIA license.

"Rule 144" shall mean Rule 144 under the Securities Act.

"SEC" shall mean the United States Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Seller" shall have the meaning given to such term in the first sentence of this Agreement.

"Seller Confidential Information" shall have the meaning given to such term in Section 6.10(b).

"Seller Indemnified Party" and ***"Seller Indemnified Parties"*** shall have the meanings given to such terms in Section 6.3(a).

"Subsequent Milestone Consideration" shall have the meaning given to such term in Section 2.3(b).

"Supply Agreement" shall mean a Supply Agreement between Buyer and Seller, which shall be in a form reasonably acceptable to the Parties, pursuant to which (i) Buyer may use Seller's reagents at a price of cost plus a 50% margin, (ii) Buyer shall pay royalties to Seller for use of such reagents at a rate of the lesser of (a) 15% of revenues received and collected or (b) 30% of net operating income (from operation of the Business, with overhead expenses allocated to the Business in a manner reasonably agreed to in writing by the Buyer and Seller), received and collected from use of the reagents, provided that, (y) Buyer shall not be required to pay any royalties prior to receipt by Buyer of $500,000 in net cash flow from operations from use of such reagents, and (z) if the net operating income (from operation of the Business, with overhead expenses allocated to the Business in a manner reasonably agreed to in writing by the Buyer and Seller), received in cash from use of the reagents is more than 50% of the revenues received and collected from use of the reagents then the royalty will be based on 15% of the revenues only.

"Tax" or ***"Taxes"*** shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other taxes of any kind whatsoever imposed, assessed or collected by or under the authority of any Governmental Authority, including any interest, penalties and additions imposed thereon or with respect thereto, whether disputed or not.

"Tax Return" shall mean any report, return, information return, schedule, claim for refund or other information, including any attachment thereto or amendment thereof, supplied or required to be supplied to a Governmental Authority in connection with Taxes.

"Third-Party IP" shall have the meaning given to such term in Section 3.17(c).

"Trading Day" shall mean: (i) if the Buyer Common Stock is listed or quoted on an Exchange, any day on which the Buyer Common Stock is traded on such Exchange; (ii) if the Buyer Common Stock is not listed or quoted on an Exchange but if prices for the Buyer Common Stock are

then listed or quoted on the OTC Bulletin Board, any day on which the Buyer Common Stock is traded on the over-the-counter market, as reported by the OTC Bulletin Board; or (iii) if the Buyer Common Stock is not quoted on the OTC Bulletin Board but if prices for the Buyer Common Stock are then reported by OTC Markets Group, Inc. (or any similar organization or agency succeeding its functions of reporting prices), any day on which the Buyer Common Stock is traded in the over-the-counter market as reported by OTC Markets Group, Inc. (or any similar organization or agency succeeding its functions of reporting prices); provided , however , that in the event that the Buyer Common Stock is not listed or quoted as set forth in clause "(i)", "(ii)" or "(iii)" of this definition, then Trading Day shall mean any business day.

"Transaction Documents" shall mean this Agreement and all other documents and certificates contemplated herein or delivered pursuant hereto, including the Assignment and Assumption Agreement, the Bill of Sale, the Supply Agreement, the Consulting Agreements, and the Employment Agreements.

"Transfer Taxes" shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of the Assets, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

"VWAP" shall mean, for any Trading Day, the applicable price of Buyer Common Stock as determined by the first of the following clauses that applies: (i) if the Buyer Common Stock is then listed or quoted on an Exchange, the daily volume weighted average price of the Buyer Common Stock for such Trading Day on the Exchange on which the Buyer Common Stock is then listed or quoted as reported by Bloomberg L.P. (or any organization or agency succeeding its functions of reporting prices); (ii) if the Buyer Common Stock is not then listed or quoted on an Exchange, but if prices for the Buyer Common Stock are then listed or quoted on the OTC Bulletin Board, the volume weighted average price of the Buyer Common Stock for such Trading Day on the OTC Bulletin Board; (iii) if the Buyer Stock is not then listed or quoted on the OTC Bulletin Board, but if prices for the Buyer Common Stock are then reported by OTC Markets Group, Inc. (or any similar organization or agency succeeding its functions of reporting prices), the most recent bid price per share of the Buyer Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Buyer Common Stock as determined in good faith by the board of directors of Buyer.

"Unwinding Notice" shall have the meaning given to such term in Section 2.7.

"Unwinding Option" shall have the meaning given to such term in Section 2.7.

"WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, as amended.

"Workers' Compensation Acts" shall mean all applicable Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.

1.2 Construction. All article, section, subsection, schedule and exhibit references herein are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise: (i) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate; (ii) the words "includes" or "including" shall mean "including without limitation"; and (iii) the words "hereof", "herein", "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

ARTICLE 2
SALE AND PURCHASE, ASSIGNMENT AND ASSUMPTION; RIGHT TO USE AND OPTION TO PURCHASE EQUIPMENT; OPTION TO UNWIND

2.1 Sale and Purchase, Assignment and Assumption.

(a) At the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept the assignment of, all of the Assets, free and clear of any and all Encumbrances, pursuant to the execution and delivery of the Bill of Sale, the Assignment and Assumption Agreement and such other documents as are necessary to sell, transfer, convey, deliver and assign the Assets to Buyer. For the avoidance of doubt, Buyer shall not purchase or accept the assignment of, nor shall it be deemed to have purchased or accepted the assignment of, any Excluded Assets, Contracts that are not Assumed Contracts, or any Liabilities. Prior to or promptly following the Closing, Seller shall remove, at Seller's sole expense, all Excluded Assets from the Leased Real Property, provided that, Seller may not remove the Equipment from the Leased Real Property prior to expiration of the Equipment Use Period.

2.2 Closing Consideration. At the Closing and as consideration for the sale of the Assets to Buyer by Seller, Buyer shall issue to Seller 750,000 shares of Buyer Common Stock (the ***"Closing Consideration"***), which shares will be deemed fully paid and nonassessable upon issuance.

2.3 Milestone Consideration. (i) As additional consideration for the sale of the Assets to Buyer by Seller, Buyer shall pay to Seller, if and as applicable:

(a) a one-time payment of $1,000,000 (the "***Initial Milestone Consideration***"), due within ten (10) days following receipt by Buyer of aggregate collected revenues of at least $5,000,000 and operating income of at least $1,000,000 (from operation of the Business, with overhead expenses allocated to the Business in a manner reasonably agreed to in writing by the Buyer and Seller), for any fiscal year from assays developed by the Seller and applying the Seller's patent-protected, multiplexed sequencing technologies. The Buyer shall pay half of the Initial Milestone Consideration in cash and half of the Initial Milestone Consideration in Buyer Common Stock, valued at the 20-Day VWAP.

(b) a one-time payment of $2,500,000 (the "***Subsequent Milestone Consideration***", and collectively with the Initial Milestone Consideration, the "***Milestone Consideration***"), due within ten (10) days following receipt by Buyer of aggregate collected revenues of at least $25,000,000, and operating income of at least $5,000,000 (from operation of the Business, with overhead expenses allocated to the Business in a manner reasonably agreed to in writing by the Buyer and Seller), for any fiscal year from assays developed by the Seller and applying the Seller's patent-protected, multiplexed sequencing technologies. The Buyer shall pay half of the Subsequent Milestone Consideration in cash and half of the Subsequent Milestone Consideration in Buyer Common Stock, valued at the 20-Day VWAP.

(ii) Buyer shall use its commercially reasonable efforts to maximize operating income from assays developed by Seller and applying the Seller's patent-protected multiplexed sequencing technologies; provided, however, that Buyer's use of the Assets and operation of the Business acquired under this Agreement shall be in its sole discretion.

2.4 Closing. The closing (the ***"Closing"***) of the transactions contemplated in this Agreement shall take place at 10:00 a.m. Eastern Time at the offices of Sichenzia Ross Friedman Ference LLP located at 61 Broadway, 32nd Floor, New York, New York 10006 on: (i) the date that is two (2) business days following the satisfaction or waiver of the conditions set forth in Article 5; or (ii) such other time and date as the Parties may agree in writing. The date on which the Closing occurs is referred to herein as the ***"Closing Date"***.

2.5 Deliveries at Closing.

(a) At the Closing, Seller shall deliver, or caused to be delivered, to Buyer the following items, each (where applicable) properly executed:

(i) a certificate, dated as of the Closing Date, executed by the corporate secretary of Seller, in form and substance satisfactory to Buyer, certifying in each case as to (x) the organizational documents of Seller, and (y) the approval of the board of directors of Seller approving the transactions contemplated by the Transaction Documents;

(ii) a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, in form and substance satisfactory to Buyer, certifying in each case as to the fulfillment of the matters referred to in Sections 5.1(a), (b) and (c);

(iii) Evidence satisfactory to Buyer of the transfer of the Required Permits (including, without limitation, the CLIA license for the Facility) to Buyer;

(iv) the Landlord Consent;

(v) the Assignment and Assumption Agreement;

(vi) the Bill of Sale;

(vii) all Required Consents;

(viii) the Supply Agreement;

(ix) the Employment Agreements; and

(x) the Consulting Agreements.

(b) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following items, each (where applicable) properly executed:

(i) the Closing Consideration;

(ii) a certificate, dated as of the Closing Date, executed by the corporate secretary of Buyer, in form and substance satisfactory to Seller, certifying as to (x) the charter and bylaws of Buyer and (y) the approval of the board of directors of Buyer approving the transactions contemplated by the Transaction Documents;

(iii) a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, in form and substance satisfactory to Seller, certifying fulfillment of the matters referred to in Sections 5.2(a) and (b); and

(iv) counterpart signature pages to the documents referenced in Section 2.5(a)(v) through (x).

(c) In connection with and following the Closing, Buyer and Seller shall execute and deliver to each other such other documents and agreements as may be reasonably necessary and desirable to consummate the transactions contemplated hereby.

2.6 **Right to Use Equipment and Facility and Option to Purchase Equipment.** Buyer will have the exclusive right to use of the Equipment and the Facility for no additional consideration for a period commencing on the Closing Date and expiring on the earlier to occur of (i) the relocation of the Business from the Facility, or (ii) the date that is six months from the Closing Date (the "***Equipment Use Period***"). Buyer may, at its sole discretion, at any time during the Equipment Use Period, purchase the Equipment acquired prior to December 15, 2011, for a purchase price equal to the book value of the Equipment (determined in accordance with GAAP), up to $200,000. Buyer may, at its sole discretion, at any time during the Equipment Use Period, purchase the Equipment acquired on or after December 15, 2011, for a purchase price equal to the actual cost paid by Seller for such Equipment. Seller will not allow the Equipment to become subject to any Encumbrance (except for a Permitted Encumbrance) during the Equipment Use Period. Seller will have the exclusive right during the Equipment Use Period (or until the date on which Buyer exercises its option to purchase the Equipment under this Section 2.6, if such date occurs prior to expiration of the Equipment Use Period) to use of 40' of running lab bench space at Buyer's facility located at 11055 Flintkote Avenue, Suite B, San Diego, California 92121, for no additional consideration. Seller shall make, and Buyer shall reimburse Seller for, all required payments under the Lease during the Equipment Use Period.

2.7 **Option to Unwind.** If Buyer does not raise at least $750,000 in aggregate gross proceeds from financings, during the six month period commencing on the Closing Date, Seller may, in its sole discretion, repurchase the Assets (free and clear of any and all Encumbrances) and (if Buyer has exercised its option to purchase the Equipment) the Equipment (free and clear of any and all Encumbrances), from Buyer, in exchange for the return of the Closing Consideration (free and clear of any and all Encumbrances) and (if applicable) the purchase price paid by Buyer for the Equipment (without interest) to Buyer (the "***Unwinding Option***"). Seller may exercise the Unwinding Option by providing written notice thereof (the "***Unwinding Notice***") to the Buyer, within 10 Trading Days following the date that is six (6) months from the Closing Date. If Seller fails to provide an Unwinding Notice to the Buyer within 10 Trading Days from the date that is six (6) months from the Closing Date, the Unwinding Option will terminate and expire. Prior to expiration of the Unwinding Option, Buyer shall not allow the Assets or (commencing if and when the Buyer has exercised the option to purchase the Equipment) the Equipment to become subject to any Encumbrance (except for a Permitted Encumbrance). If Seller provides Buyer with the Unwinding Notice in accordance with this Section 2.7, Seller and Buyer shall take such actions and execute such documents as are necessary to effectuate the return of the Assets (free and clear of any and all Encumbrances) and (if applicable) the Equipment (free and clear of any and all Encumbrances) to the Seller in exchange for the return of the Closing Consideration (free and clear of any and all Encumbrances) and (if applicable) the purchase price for the Equipment. Effective upon the closing of the return of the Assets and the Equipment (if applicable) to Seller, all further obligations of the Parties under this Agreement shall terminate and be of no further force or effect; provided, however, that the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 6.8, 6.9 and Article 8.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions set forth on the Schedules delivered by Seller to Buyer concurrently with the execution of this Agreement (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this

Article 3 to the extent that it is readily apparent (without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection), Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall speak as of such particular date):

3.1 Organization of Seller; Authorization and Enforceability.

(a) Seller is a corporation duly formed and validly existing under the laws of California, and has all requisite power and authority to own, lease and operate its properties and to carry on the Business. Seller is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing individually or in the aggregate will not have a Material Adverse Effect.

(b) This Agreement is, and the other Transaction Documents to which Seller is a party will be, when executed and delivered by the parties thereto, the valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors' rights or creditors' remedies generally; and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of Seller has the right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its respective obligations under this Agreement and the other Transaction Documents.

(c) Seller does not hold any ownership interest in any Person.

3.2 No Violation or Conflict; Required Consents.

(a) Except as set forth on Schedule 3.2(a), no notice to or Permit from any Governmental Authority is necessary or is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the other Transaction Documents by Seller or for the consummation by Seller of the transactions contemplated hereby or thereby.

(b) Except as set forth on Schedule 3.2(b), the execution of this Agreement and the other Transaction Documents, the performance by Seller of its obligations under this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in any breach of any provision of the organizational documents of Seller; (ii) conflict with or violate any Law binding on Seller or any of its properties or assets; (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound; or (iv) cause Seller to violate, forfeit or otherwise have terminated any Permits or require Buyer or Seller to file any notice related to any Permits with any Person other than any Governmental Authority. Other than the Required Consents, no consent of any Governmental Authority or other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority, entity or other Person is necessary or required to be made or obtained by Seller in connection with any of the transactions contemplated by the Transaction Documents.

3.3 No Adverse Change. Except as set forth on Schedule 3.3, since January 1, 2011, there has not been: (i) any Material Adverse Effect; (ii) any loss, damage, condemnation or destruction to any material portion of the Assets or the Equipment (whether covered by insurance or not); (iii) any labor dispute or disturbance, litigation, work stoppage or other event or condition that could have an effect similar to a labor dispute, disturbance, work stoppage or litigation and that has had or could reasonably be expected to have a Material Adverse Effect; (iv) any material Encumbrance made on any of the Assets or the Equipment; or (v) any sale, transfer or other disposition of any of the Assets or the Equipment.

3.4 No Litigation. Except as set forth on Schedule 3.4, there is no Claim pending or, to the Knowledge of Seller, any Claim threatened in writing: (i) relating to the Assets or the Equipment, or operation or maintenance of the Business or the Facility; or (ii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 3.4, to the Knowledge of Seller, no Claim has been threatened orally that could reasonably be expected to result in a Material Adverse Effect.

3.5 Title to Assets and Equipment; Related Matters. Seller owns good and valid title to the Assets and the Equipment, free and clear of any and all Encumbrances other than Permitted Encumbrances. At the Closing, subject to the fulfillment of Buyer's obligations pursuant to this Agreement, good and valid title to the Assets, free and clear of any and all Encumbrances will pass to Buyer. The Assets do not include any equity or debt securities of or interest in, or any right or obligation to acquire any equity or debt securities of or interest in, any corporation, partnership, limited liability company, business trust, joint venture or other business association. Seller is the only Person that

currently conducts or has conducted the Business since January 1, 2011. The Assets and the Equipment constitute all of the assets necessary for the operation of the Business as conducted on the date of this Agreement.

3.6 Powers of Attorney. Seller has granted no outstanding powers of attorney to any Person with respect to any matter relating to the Business.

3.7 Books and Records. The Books and Records are complete and correct in all material respects, and Seller has made available to Buyer for examination the originals or true and correct copies of all Books and Records for examination.

3.8 Contracts.

(a) Schedule 3.8(a) is a true and complete list of all material Contracts to which Seller is a party that relate to the Assets, the Business or the Facility (collectively, the ***"Related Material Contracts"***), including:

(i) each Assumed Contract;

(ii) any lease or sublease of, or license to or for, any Asset;

(iii) any agreement to purchase or sell a capital Asset or any Equipment;

(iv) any Contract or other document that limits the freedom of Seller to compete in any line of business similar to the Business or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset;

(v) any confidentiality, non-solicitation, non-disclosure, non-competition, employment, change of control, severance or similar Contracts pertaining to the Business Employees;

(vi) any partnership, joint venture or other similar Contract;

(vii) any Contract with an Affiliate of Seller;

(viii) any agency, dealer, sales representative or other similar agreement;

(ix) any confidentiality agreements and/or assignment of invention agreements with third parties; or

(x) any currently proposed arrangement of a type that, if entered into, would be required to be disclosed pursuant to any other subsection of this Section 3.8(a).

Seller has delivered or made available to Buyer true and complete copies of each Related Material Contract that is a written Contract and has summarized on Schedule 3.8(a) the terms of each Related Material Contract that is an oral Contract. Each Assumed Contract: (i) (assuming, with respect to all parties thereto other than Seller, valid authorization, execution and delivery) is in full force and effect; and (ii) is enforceable against Seller, in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors' rights or creditors' remedies generally and (y) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as expressly set forth on Schedule 3.8(a), no Assumed Contract has been materially modified by any oral agreement or modified in any respect by any written agreement.

(b) Seller has performed and, to the Knowledge of Seller, every other party has performed, each material term, covenant and condition of each of the Assumed Contracts in all material respects that is to be performed by any of them and no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a material breach, violation or default by Seller, or, to the Knowledge of Seller, any other party, under any of the Assumed Contracts. No party to any of the Assumed Contracts has advised Seller in writing of its intention to cancel, terminate or exercise any option under any of the Assumed Contracts. All amount due and owing under the Assumed Contracts for goods and/or services delivered or rendered, as the case may be, prior to the Closing Date shall have been paid in full by Seller.

(c) Except for the Required Consents, no consent of any party to the Assumed Contracts is required to maintain such Contract in full force and effect or to avoid a breach, violation or default thereunder as a result of the consummation of the transactions contemplated by the Transaction Documents.

(d) Other than as set forth on Schedule 3.8(d), Seller is not a party to any Contract, which is not otherwise an Assumed Contract, which will be binding on Buyer or to which any of the Assets will be subject as of or following the Closing Date.

3.9 **Leased Real Property.** Seller has delivered to Buyer a true and complete copy of the Lease. Seller has not subleased the Facility or any portion thereof (including the Leased Real Property). All rental and other payments and other obligations required to be paid and performed by Seller pursuant to the Lease have been duly paid and performed. The Lease is in full force and effect and enforceable against the Landlord in accordance with its respective terms and there are no defaults and no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by Seller, or to the Knowledge of Seller, of any other party to the Lease. There are no pending or, to the Knowledge of Seller, threatened condemnation or other proceedings, lawsuits, or administrative actions relating to the Facility or any portion thereof (including the Leased Real Property), or the rights, title or interests of Seller therein.

3.10 **Insurance.** Seller has been at all times since January 1, 2010 and is currently a party to, or the named insured or beneficiary of coverage under, comprehensive general liability insurance policies that are occurrence-based (rather than claims-made) policies and that are in full force and effect through the Closing.

3.11 **Employees.**

(a) Schedule 3.11(a) contains a complete and accurate list of the following information for each Business Employee, including each Business Employee on leave of absence or layoff status: (i) name; and (ii) job title. The Business Employees constitute all of the employees of Seller or any of its Affiliates who perform services primarily in connection with the operation of the Business.

(b) Schedule 3.11(b) sets forth a list of all written employment or engagement agreements, including offer letters, between Seller and the Business Employees, and Seller has delivered or made available true and complete copies thereof to Buyer. Except as set forth on Schedule 3.11(b): (i) all Business Employees are "at will" and may be terminated at the discretion of Seller or Seller at any time and for any reason or no reason and without any Liability with respect to any form of severance or similar payment; and (ii) Seller has no oral agreements with any of the Business Employees. All Business Employees have been properly trained in compliance with applicable Law.

(c) Schedule 3.11(c) contains a correct and complete list of all consultants or independent contractors performing services in connection with the operation of the Business.

3.12 **Compliance with Law.** Except as set forth on Schedule 3.12, Seller's use of the Assets and operation of the Business and the Facility as currently conducted, does not violate or conflict with, and has not violated or conflicted with, any applicable Law (including, without limitation, with respect to all billing activities), except for such violations which have not had and will not have a Material Adverse Effect.

3.13 **Tax Matters.** Except as set forth on Schedule 3.13: (i) all material Tax Returns of Seller relating to the Assets or the Business have been timely filed through the date hereof in accordance with all applicable Laws and are correct and complete in all material respects; (ii) all material Taxes, deposits or other payments relating to the Assets or the Business for which Seller may have any liability through the date hereof (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of Seller; and (iii) none of the Assets are subject to Liens for Taxes other than Liens for Taxes which are not yet due and payable.

3.14 **Environmental Matters.**

(a) Seller has operated the Business and the Facility in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession of any material required Environmental Permits, and material compliance with the terms and conditions thereof). Seller has not received any communications from any Person alleging that Seller is not in such compliance, and to Seller's Knowledge there are no past or present actions, activities, circumstances, conditions, events or incidents under the direction or control of Seller that could reasonably be expected to prevent or interfere with such compliance in the future. Except as set forth on Schedule 3.14(a), there are no Environmental Permits currently held by the Seller in connection with the Business or the Facility

(b) Except in the ordinary course of business in compliance in all material respects with all Environmental Laws then in effect, Seller has: (i) used, treated, stored, disposed of or caused a Release of any Hazardous Material on, under, at, from or in any way materially affecting the Facility; or (ii) shipped any Hazardous Material generated at the Facility to any other place for use, treatment, storage, treatment or disposal, which off-site shipment, treatment, storage, disposal or release would give rise to any material liabilities or obligations under Environmental Laws.

(c) There is no Environmental Claim pending or threatened against Seller in connection with the Business or the Facility.

(d) To Seller's Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, which reasonably would be anticipated to form the basis of any material Environmental Claim or Environmental Liability against Seller in connection with the Business or which reasonably would be anticipated to materially affect the Facility or any part thereof.

(e) Except as may be permitted under Environmental Law, Seller has not Released or caused the Release of Hazardous Material or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to the Facility, the presence of which would give rise to a material Environmental Claim or Environmental Liability or constitute a material violation of any Environmental Law.

(f) Except as may be permitted under Environmental Law, Seller has not conducted any dredging, filling or any other activities in any "wetlands", "waters of the United States", "wetland", "State-owned bottoms" or "subaqueous bottoms" (as those terms are defined by the regulations and formal guidance of the U.S. Army Corps of Engineers or any other Governmental Authority of competent jurisdiction) at the Facility or any part thereof (including the Leased Real Property).

(g) Seller has delivered copies of, or otherwise made available for inspection to Buyer, true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring currently possessed by Seller substantially pertaining to any matter referred to in this Section 3.14.

3.15 Labor Matters.

(a) Except as set forth on Schedule 3.15(a) with respect to Seller's ownership and conduct of the Business:

(i) there is no unfair labor practice charge or complaint against Seller pending or, to the Knowledge of Seller, threatened against Seller before the National Labor Relations Board or any other comparable Governmental Authority; and

(ii) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, or action of any kind pending or, to the Knowledge of Seller, proposed or threatened against Seller relating to employment or engagement, employment or engagement practices, terms and conditions of employment or engagement, wages and hours, or the safety and health of employees, independent contractors and consultants.

(b) Seller does not have any collective bargaining relationship or existing duty to bargain with any labor organization, and Seller has not recognized any labor organization as the collective bargaining representative of any of its employees, independent contractors or consultants. Except as set forth on Schedule 3.15(b), there are no organizing activities of any type being conducted or threatened to be conducted by any labor organization with respect to the Business Employees or any of Seller's other employees, as applicable, or at the Facility.

(c) Since January 1, 2011, neither Seller nor any of its Affiliates has effectuated: (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or any of its Affiliates; (ii) a "mass layoff" (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law. Seller will comply with all applicable requirements, and will incur no Liability, under the WARN Act (or any similar applicable state or local law) in connection with the termination of the Business Employees.

3.16 Employee Benefit Plans.

(a) No Employee Benefit Plan currently or previously maintained or contributed to by any of Seller or its ERISA Affiliates or with respect to which any of Seller or its ERISA Affiliates has or had any liability (actual or contingent) is: (i) a Multiemployer Plan; (ii) a "multiple employer plan" as described in Section 413(c) of the IRC or Sections 4063 or 4064 of ERISA; (iii) a "defined benefit plan" as defined in Section 3(35) of ERISA or subject to Title IV of ERISA; or (iv) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 or 430 of the IRC. None of Seller nor any of its ERISA Affiliates has previously maintained or had an obligation to contribute to any such plans.

(b) With respect to each Employee Benefit Plan, no event has occurred, and there exists no condition or circumstances, including the consummation of the transactions contemplated by the Transaction Documents, in connection with which the Buyer could, directly or indirectly, be subject to any liability under ERISA, the IRC or any other applicable Law for any liability relating to any Employee Benefit Plan.

(c) None of the Assets are subject to any Lien under ERISA Section 303(k) or IRC Section 430(k).

3.17 Intellectual Property. To Seller's Knowledge, the Intellectual Property which is material to the Business, is covered by valid, enforceable and subsisting Intellectual Property rights (except as enforceability of such rights may be limited by bankruptcy, insolvency or other similar laws affecting creditor's rights generally, and except where the enforcement of any equitable remedies relating to such rights may be limited by equitable principles of general applicability). Without limiting the generality of the foregoing, Seller has valid, enforceable and subsisting Intellectual Property rights (except as enforceability of such rights may be limited by bankruptcy, insolvency or other similar laws affecting creditor's rights generally, and except where the enforcement of any equitable remedies relating to such rights may be limited by equitable principles of general applicability) [necessary to transfer to Buyer the assays in accordance with the Supply Agreement.

3.18 Key Customers and Suppliers. Schedule 3.18 sets forth a correct and complete list of the top twenty-five (25) customers and the top fourteen (14) suppliers of Seller in connection with the operation of the Business (the ***"Key Customers and Suppliers"***), determined on the basis of revenues, including license fees, royalties and other remunerations from services provided or items sold (with respect to customers) or costs of items purchased (with respect to suppliers) for the year ended December 31, 2010 and the nine (9) months ended September 30, 2011. No Key Customer or Supplier has ceased doing business with Seller and, to Seller's Knowledge, no Key Customer or Supplier intends to cease doing business with Buyer following the Closing.

3.19 Warranties, Etc. All products sold and any services rendered by Seller in connection with the operation of the Business have been, in all material respects, in conformity with all applicable Contractual commitments and all expressed or implied warranties. No Liability exists or to Seller's knowledge will arise for repair, replacement or damage in connection with such sales or services. Schedule 3.19 sets forth a correct and complete statement of all written warranties and warranty policies offered by Seller in connection with the operation of the Business. All such written warranties and warranty policies are in conformity with the labeling and other requirements of applicable Law. Schedule 3.19 sets forth a correct and complete list of all service or maintenance agreements entered into in connection with the operation of the Business under which Seller is currently obligated. No products heretofore manufactured, processed, distributed, sold, delivered or leased by Seller in connection with the operation of the Business or services rendered by Seller in connection with the operation of the Business are now subject to any guarantee, Claim for product liability or patent or other Intellectual Property indemnity.

3.20 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.20, the Assets and the Equipment are not subject to any Liability other than Liabilities pursuant to the Assumed Contracts.

3.21 Permits. Schedule 3.21 lists all Permits currently held by Seller for the ownership of the Assets or the ownership and operation of the Facility, including Environmental Permits. Each such Permit is in full force and effect, and Seller is not in violation of any of any material obligation thereunder. The Permits listed on Schedule 3.21 constitute all Permits which are necessary for the ownership of the Assets or the ownership and operation of the Facility as it is currently being operated. The Facility has a (i) CLIA Permit and (ii) College of American Pathologists certification, each of which is valid and in good standing. The Assets and Equipment (including, without limitation, the laboratory facilities, instrumentation, diagnostic tests and services, and reagents) are properly validated, serviced and fit for their current use in a CLIA laboratory.

3.22 Brokers' Fees. Except as set forth on Schedule 3.22, Seller has no Liability or obligation to pay any broker's fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents.

3.23 Condition of Assets and Equipment. All of the Assets and Equipment are in good operating condition and repair, ordinary wear and tear excepted. Seller has provided Buyer access to all operating and maintenance logs relating to the Equipment and such logs are part of the Books and Records. Except as described on Schedule 3.23, no Asset or Equipment is in need of material repairs, modifications or upgrades (other than maintenance in accordance with the manufacturer's recommended maintenance described in the manufacturer's manuals that have been made available to Buyer).

3.24 Bulk Sales. This Agreement, the other Transaction Documents and the transactions contemplated herein and therein are not subject to any applicable bulk sales laws.

3.25 Parent and Board Approval. This Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby have been approved by the board of directors of the Seller and Parent in accordance with applicable Law.

3.26 Securities Laws Representations.

(a) The shares of Buyer Common Stock issuable as Closing Consideration and Milestone Consideration being acquired by Seller hereunder (collectively, the ***"Buyer Securities"***) will be acquired for investment purposes for Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Seller has neither any present intention of effecting, nor any Contract with any Person regarding, the sale, the granting of any participation in or any other distribution or transfer of any of the Buyer Securities.

(b) Seller has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the Buyer Securities pursuant to this Agreement and the business, operations, properties and assets of Buyer.

(c) Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Buyer Securities and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in Buyer Securities. Seller has not been organized for the purpose of acquiring the Buyer Securities.

(d) Seller is an "accredited investor" within the meaning of Rule 501, as presently in effect, of Regulation D under the Securities Act.

(e) Seller understands that the Buyer Securities are characterized as "restricted securities" under United States federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that, under such laws and applicable regulations, such Buyer Securities may be resold without registration under the Securities Act only in certain limited circumstances. Seller is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that an investment in the Buyer Securities involves an extremely high degree of risk and may result in a complete loss of Seller's investment. Seller understands that the Buyer Securities have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus Seller will not be able to resell or otherwise transfer such Buyer Securities unless such Buyer Securities are subsequently registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

(f) Seller has no immediate need for liquidity in connection with such Seller's investment in the Buyer Securities, does not anticipate that it will be required to sell the Buyer Securities in the foreseeable future and has the capacity to sustain a complete loss of its investment in the Buyer Securities.

(g) Seller understands that the instruments evidencing the Buyer Securities may bear a legend substantially in the following form:

> "THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT."

3.27 Disclosure. Neither this Agreement nor any other Transaction Document furnished to Buyer by Seller contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall speak as of such particular date):

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Enforceability. With respect to Buyer: (i) the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party are within the corporate power of Buyer; and (ii) the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby has been duly authorized, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated herein or therein. This Agreement is, and the other Transaction Documents will be, when executed and delivered by the parties thereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to: (x) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors' rights or creditors' remedies generally; and (y) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its respective obligations under this Agreement and the other Transaction Documents.

4.3 No Violation or Conflict by Buyer.

(a) No notice to, filing or registration with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the other Transaction Documents by Buyer or for the consummation by Buyer of the transactions contemplated hereby or thereby.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) conflict with or violate any Law binding on Buyer, or any of its respective properties or assets; or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Buyer is a party or by which Buyer or any of its respective properties or assets may be bound.

4.4 No Litigation. There is no Claim pending or, to the Knowledge of Buyer, proposed or threatened: (i) against Buyer relating to the business, assets, properties or products of Buyer that could materially impair the ability of Buyer to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby; or (ii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.5 SEC Documents. Each Buyer SEC Document, (i) as of its date, complied in all material respects with the requirements of the Exchange Act, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including in each case, any notes thereto) contained in any Buyer SEC Documents was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each presented fairly the consolidated financial position, results of operations and cash flows of Buyer as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect to the business, condition (financial or other), results of operations, performance or properties of the Buyer, taken as a whole).

4.6 Buyer's Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents.

4.7 Offering. Assuming the accuracy of the representations and warranties of Seller contained in Article 3 hereof, the offer, sale and issuance of the Buyer Securities being acquired by Seller hereunder are and will be exempt from the registration and prospectus delivery requirements of the Securities Act and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

4.8 Disclosure. Neither this Agreement nor any other Transaction Document furnished to Seller by Buyer contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
CONDITIONS PRECEDENT TO CLOSING AND PRE-CLOSING COVENANTS

5.1 Conditions Precedent to Obligations of Buyer. Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) no event shall have occurred and no circumstance shall have arisen which, individually, or in the aggregate, has had or would reasonably be expected to cause a Material Adverse Effect from September 30, 2011 to the Closing Date;

(b) each of the representations and warranties of Seller contained in Article 3 that are qualified by reference to materiality thresholds shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such particular date), and each of the representations and warranties of Seller contained in Article 3 that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such particular date);

(c) Seller shall have performed all obligations and complied with all covenants in all material respects that are required by the terms of this Agreement to be performed or complied with by it on or before the Closing Date;

(d) no investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority that seeks constraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or that could reasonably be expected to have a Material Adverse Effect or impair the ability of the Parties to consummate the transactions contemplated hereby or thereby;

(e) except for the Assumed Contracts that have expired by their terms, the Assumed Contracts shall be in effect as of the Closing Date;

(f) Seller shall have terminated the employment of each of the Business Employees and shall have paid or satisfied all Liabilities arising in respect of such termination of employment with respect to the Continuing Employees;

(g) All Required Consents set forth on Schedule 3.2(b) shall have been obtained and shall be in full force and effect; and

(i) Seller shall have delivered to Buyer all of the items set forth in Section 2.5(a).

5.2 Conditions Precedent to Obligations of Seller. Seller's obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

(a) each of the representations and warranties of Buyer contained in Article 4 that are qualified by reference to materiality thresholds shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such particular date), and each of the representations and warranties of Buyer contained in Article 4 that are not so qualified shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such particular date);

(b) Buyer shall have performed all obligations and complied with all covenants in all material respects that are required by the terms of this Agreement to be performed or complied with on or before the Closing Date;

(c) no investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority that seeks constraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or that could reasonably be expected to have a Material Adverse Effect or impair on the ability of the Parties to consummate the transactions contemplated hereby or thereby; and

(d) Buyer shall have delivered to Seller all of the items set forth in Section 2.5(b).

5.3 Operation of the Business During the Pre-Closing Period. At all times during the period from the date of this Agreement through the Closing (the ***"Pre-Closing Period"***), Seller shall operate the Business and utilize the Assets and the Equipment in the ordinary course and consistent with past practice (including with respect to the collection of accounts receivable). Without limiting the generality of the foregoing, without the prior written consent of Buyer, Seller shall not (i) amend, modify or terminate any Assumed Contract; (ii) cause any of the Assets or the Equipment to become subject to any Encumbrance other than Permitted Encumbrances; or (iii) take or omit to take any action that would reasonably be expected to result in the failure or frustration of any of the conditions set forth in Section 5.1 as of the Closing Date. During the Pre-Closing Period, Seller shall give Buyer and its representatives reasonable access during normal business hours to all of the properties, books and records and personnel of Seller, as Buyer may from time to time reasonably request.

5.4 Employee Transitions.

(a) During the Pre-Closing Period, Seller will allow Buyer reasonable access to all Business Employees in order to allow for an orderly transition. Buyer may, at its sole discretion, offer employment to any of the Business Employees. Such offers shall provide that (i) employment with Buyer is conditioned upon (1) the Closing having occurred; and (2) the release of Seller's liability and obligations under any employment agreement, severance agreement or similar document between Seller and the Business Employee; and (ii) each such Business Employee's length of service as of the Closing Date with Seller shall be carried over following the Closing as if such Business Employee had been employed by Buyer for such length of time.

(b) The term ***"Continuing Employee"*** means any individual who is a Business Employee and who accepts employment with Buyer prior to or at the Closing pursuant to an offer made by Buyer pursuant to Section 5.4(a). Except as set forth in the Employment Agreements and the Consulting Agreements, or as otherwise determined by Buyer, all Continuing Employees will be retained on an "at-will" basis by Buyer from and after the date of commencement of employment. Buyer will have no obligation with respect to: (i) any Business Employee who does not become a Continuing Employee; or (ii) any Continuing Employee for the period prior to such Continuing Employee's commencement of employment with Buyer. The terms of this Section 5.4 are not intended to and do not confer any rights or remedies on any Business Employee or Continuing Employee, or any other Person other than the Parties.

5.5 Access to Books and Records. During the Pre-Closing Period, upon reasonable notice, Seller will provide to the Buyer and its authorized agents reasonable access during normal business hours to the Books and Records and such other information pertaining to the Books and Records as the Buyer and its authorized Agents may reasonably request; provided, however , that the activities of the Buyer and its agents shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of Seller.

5.6 Updates to Schedules. On the Closing Date, Seller shall deliver to Buyer updates to the Schedules to reflect events or changes that occur between the date hereof and the Closing Date. No update to the Schedules under this Section 5.6 shall be deemed to qualify, supplement or amend a Schedule delivered on the date hereof for the purpose of: (a) determining the accuracy of any representation or warranty made by Seller in this Agreement (for purposes of Section 6 or otherwise); or (b) determining whether any of the conditions set forth in Section 5.1 has been satisfied. Nothing contained in this Section 5.6 shall be deemed to limit, modify, supplement or amend the indemnification rights of the Parties set forth in Article 6.

ARTICLE 6
INDEMNITIES AND POST-CLOSING COVENANTS

6.1 Survival. All representations, warranties, covenants, and obligations in the Transaction Documents will survive the Closing and remain in effect until the first anniversary of the Closing Date, except for those representations and warranties of Seller contained in Sections 3.1, 3.2, 3.5 and 3.26 (the ***"Initial Fundamental Representations"***), , and Sections 3.13, 3.14, 3.16 and 3.17 (the ***"Additional Fundamental Representations"*** and, together with the Initial Fundamental Representations, the ***"Fundamental Representations"***), which shall survive until the thirtieth (30th) day after the expiration of the statute of limitations that would be applicable to any Claim brought by a third party or a Governmental Authority (whichever is the longer period) with respect to the subject matter of the underlying representation or warranty.

6.2 Seller's Indemnity.

(a) Seller (the ***"Buyer Indemnifying Party"***), hereby agrees to indemnify and hold Buyer, its officers, directors, employees and authorized agents and their successors and permitted assigns (each, a ***"Buyer Indemnified Party"*** and collectively, the ***"Buyer Indemnified Parties"***), harmless from and against any and all Losses that any Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties other than the Fundamental Representations made by Seller to Buyer pursuant to this Agreement and the other Transaction Documents as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except with respect to

representations and warranties that address matters only as of a particular date, which shall speak as of such particular date); (ii) any breach or inaccuracy of any of Fundamental Representations made by Seller to Buyer pursuant to this Agreement as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall speak as of such particular date); (iii) any failure of Seller to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings or obligations under this Agreement or under any of the other Transaction Documents; (iv) any fraud or willful misrepresentation or omission by Seller; (v) any Liabilities of Seller and its Affiliates; and (vi) any action or proceeding initiated by any Buyer Indemnified Party to enforce the provisions of Article 6, but only to the extent the Buyer Indemnified Party is entitled to recovery in any such action or proceeding.

(b) If a Claim against the Buyer Indemnifying Party for indemnification pursuant to the provisions of Section 6.2(a) of this Agreement is to be made by any Buyer Indemnified Party, the Buyer Indemnified Party shall give notice reasonably describing such Claim to Seller promptly after the Buyer Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 6.2(a). In the event a third-party Claim against a Buyer Indemnified Party arises that is covered by the indemnity provisions of Section 6.2(a) of this Agreement, provided that the Buyer Indemnifying Party admit in writing to the Buyer Indemnified Party seeking indemnification that such Claim is covered by the indemnity provisions of Section 6.2(a) hereof to the extent such Claim proves to be true, the Buyer Indemnifying Party shall have the right to contest and defend by all appropriate legal proceedings relating to such Claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such Claims at the sole cost and expense of the Buyer Indemnifying Party; provided , however , that the Buyer Indemnifying Parties may not effect any settlement that could result in any cost, expense or liability to, or admission of guilt or culpability by, the Buyer Indemnified Party unless the Buyer Indemnified Party consents in writing to such settlement and the Buyer Indemnifying Party agrees to indemnify such party therefor, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. In the event the Buyer Indemnifying Party does not admit in writing to a Buyer Indemnified Party seeking indemnification that such Claim, if true, is covered by the indemnity provisions of Section 6.2(a) hereof, the Buyer Indemnified Party shall take such actions as it deems necessary to defend such Claim; provided , however , that the Buyer Indemnified Party may not effect any settlement that could result in any cost, expense or liability to, or admission of guilt or culpability by, the Buyer Indemnifying Party without the consent of such Buyer Indemnifying Party, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. The Buyer Indemnified Party seeking indemnification may select counsel to participate in any defense conducted by the Buyer Indemnifying Party, in which event such counsel shall be at the sole cost and expense of such Buyer Indemnified Party. In connection with any such third-party Claim for which indemnification is sought pursuant to Section 6.2(a), the Parties shall cooperate with each other and provide each other with reasonable access during normal business hours to relevant books and records in their possession.

6.3 Buyer's Indemnity.

(a) Buyer hereby agrees to indemnify and hold Seller, its officers, directors, employees and authorized agents and their successors and permitted assigns (each, a ***"Seller Indemnified Party"*** and collectively, the ***"Seller Indemnified Parties"*** and together with the Buyer Indemnified Parties, the " ***Indemnified Parties*** ") harmless from and against, any and all Losses that the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement and the other Transaction Documents; (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the other Transaction Documents; and (iii) any fraud or willful misrepresentation or omission by Buyer.

(b) If a Claim against Buyer for indemnification pursuant to the provisions of Section 6.3(a) of this Agreement is to be made by any Seller Indemnified Party, such Seller Indemnified Party shall give notice of such Claim to Buyer promptly after such Seller Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 6.3(a). In the event a third-party Claim against a Seller Indemnified Party arises that is covered by the indemnity provisions of Section 6.3(a) of this Agreement, provided that Buyer admits in writing to the Seller Indemnified Party seeking indemnification that such Claim is covered by the indemnity provisions of Section 6.3(a) hereof to the extent such Claim proves to be true, Buyer shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such Claims at the sole cost and expense of Buyer; provided , however , that Buyer may not effect any settlement that could result in any cost, expense or liability to, or admission of guilt or culpability by, the Seller Indemnified Parties unless Seller consents in writing to such settlement and Buyer agrees to indemnify the Seller Indemnified Parties therefor, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. In the event Buyer does not admit in writing to a Seller Indemnified Party seeking indemnification that such Claim, if true, is covered by the indemnity provisions of Section 6.3(a) hereof, the Seller Indemnified Party shall take such actions as it deems necessary to defend such Claim; provided ,

however, that the Seller Indemnified Party may not effect any settlement that could result in any cost, expense or liability to, or admission of guilt or culpability by, Buyer without the consent of Buyer, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. The Seller Indemnified Party seeking indemnification may select counsel to participate in any defense conducted by Buyer, in which event such counsel shall be at the sole cost and expense of such Seller Indemnified Party. In connection with any such third-party Claim, the Parties shall cooperate with each other and provide each other with reasonable access during normal business hours to relevant books and records in their possession.

6.4 General Provisions Regarding Indemnification.

(a) The indemnification provided in this Article 6 shall be the sole and exclusive remedy after the Closing Date for damages available to the Buyer Indemnified Parties or the Seller Indemnified Parties for breach of any of the representations, warranties, covenants or agreements contained herein.

(b) Notwithstanding anything contained in this Agreement to the contrary, except as may be included in a third-party Claim, no Party shall be liable to the Buyer Indemnified Parties or the Seller Indemnified Parties for any indirect, special, punitive, exemplary or consequential loss or damage (including any diminution in value or loss of revenue or profit) arising out of this Agreement.

(c) Any payment made to or for the benefit of an Indemnified Party pursuant to Article 6 shall be reduced by an amount equal to any insurance payments actually received by the Indemnified Party with respect to such claim. Each Party shall in good faith take such actions to make a claim, or to cause its appropriate Affiliates to make a claim, for Losses with any applicable insurer in such manner as such Party deems to be in its best business interest taking into account the cost of pursuing such a claim, the possible effect on insurance rates and such other business considerations as such party deems appropriate. In any case where an Indemnified Party or any of its Affiliates recovers from third parties (including insurance companies) any payments in respect of a matter with respect to which such Indemnified Party has been paid pursuant to Section 6.2 or Section 6.3, such Indemnified Party shall promptly pay over to the Buyer or Seller, as the case may be, the amount so recovered (after deducting therefrom the full amount of the out-of-pocket expenses reasonably incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid to or on behalf of the Indemnified Party in respect of such matter and (ii) any reasonable out-of-pocket amount expended by the Indemnified Party and its Affiliates in pursuing or defending any claim arising out of such matter.

(d) The Buyer Indemnifying Party shall not be liable for any individual Claim except to the extent that the Loss suffered by Buyer under Section 6.3(a) hereof shall exceed Five Thousand Dollars ($5,000). The Buyer Indemnifying Party shall have no obligation to indemnify the Buyer Indemnified Parties until the aggregate amount for which the Buyer Indemnifying Party is liable under Section 6.3 exceeds the sum of Twenty-Five Thousand Dollars ($25,000) (hereinafter referred to as the "***Indemnification Threshold Amount***"), provided, however, that if the Losses covered by Section 6.3 exceeds the Indemnification Threshold Amount, then (i) the Buyer Indemnified Parties will be obligated to indemnify under Section 6.3 for such Losses, including the first Twenty-Five Thousand Dollars ($25,000) thereof.

(e) The aggregate amount of the liability of the Buyer Indemnifying Party arising out of indemnity obligations of Seller under Section 6.3 shall not cumulatively exceed the sum of the value of the consideration received by Seller under this Agreement and the other Transaction Documents, including, without limitation, the Closing Consideration, the Initial Milestone Consideration (if applicable), the Subsequent Milestone Consideration (if applicable), the purchase price paid for the Equipment (if applicable), and any sums paid to Seller under the Supply Agreement. The Seller may pay for its indemnity obligations, in whole or in part through the delivery to Buyer of all or part of the Closing Consideration. For purposes of calculating the value of the Closing Consideration for calculating and satisfying the Seller's indemnity obligations hereunder, the Shares shall be valued at the greater of (i) the value of the Shares valued at the 20-Day VWAP as of the Closing Date and (ii) the value of the Shares valued at the 20-Day VWAP as of the date of delivery of such Shares from Seller.

6.5 Further Assistance. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the other Transaction Documents, each of the Parties will take, without additional consideration, such further reasonable action (including the execution and delivery of such further instruments and documents and the grant of access to any individuals, premises, books or records) as any other Party reasonably may request.

6.6 Tax Matters.

(a) All Transfer Taxes shall be borne and paid one hundred percent (100%) by Seller regardless of which Party any such Taxes and fees are imposed upon.

(b) Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business and/or the ownership of the Assets attributable to the Pre-Closing Period, and shall file or cause to be filed when due (including any extensions) all Tax Returns that are required to be filed in respect of such Taxes (other than Tax Returns for which Buyer is responsible pursuant to the following sentence). Buyer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business and/or the ownership of the Assets attributable to all periods subsequent to the Closing Date, and shall file or cause to be filed when due (including any extensions) all Tax Returns that are required to be filed in respect of such Taxes (other than income Tax Returns of Seller).

(c) For all purposes of attributing or allocating Taxes between the Parties pursuant to this Section 6.7, all personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Pre-Closing Period and the period subsequent to the Closing Date based on the relative number of days included in such taxable period through and including the Closing Date and the number of days included in such taxable period after the Closing Date. Each party shall be solely responsible for income Taxes imposed with respect to such party.

(d) For all Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.

6.7 **Allocation of Purchase Price.** All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the IRC and the regulations thereunder shall be allocated among the Assets and any other rights acquired by the Buyer hereunder, as applicable, in the manner required by Section 1060 of the IRC and the regulations thereunder and all applicable laws. Within a reasonable time from the date hereof, the Buyer and Seller shall agree on a schedule (the ***"Allocation Schedule"***) allocating all such amounts as provided herein. Each of the Parties agrees to: (i) prepare and timely file all Tax Returns, including Form 8594 (and all supplements thereto), in a manner consistent with the Allocation Schedule; and (ii) act in accordance with the Allocation Schedule as finalized for all Tax purposes.

6.8 **Public Announcements.** The Parties agree that no Party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without consulting with each other before making, and giving each other a reasonable opportunity to review and comment upon, any such press release or other public announcements or statements; provided , however , that nothing contained herein shall prevent a Party from promptly making all filings with Governmental Authorities or Exchanges as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.9 **Confidentiality.**

(a) Neither Seller nor any of its Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning Buyer or any of its Affiliates that is competitively sensitive, proprietary or confidential (collectively, ***"Buyer Confidential Information"***) for a period of three (3) years following the Closing Date; provided , however , that the confidentiality covenants contained in this Section 6.10(a) shall not apply to the following: (i) information that is already in the public domain or generally available to Persons in the same or similar industries as Seller, Buyer or any of their respective Affiliates; (ii) information that becomes part of the public domain or generally available to companies in the same or similar industries as Seller, Buyer or any of their respective Affiliates by publication or otherwise other than through any action on the part of Seller, or any of its Affiliates; (iii) information that Seller or its Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (iv) information that Seller or its Affiliates is legally compelled to disclose, but only as to the required disclosure. In the event that Seller or any of its Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Buyer Confidential Information, such Seller or Affiliate thereof will notify Buyer promptly in writing of such requirement so that Buyer may seek a protective order or other appropriate remedy or, in Buyer's sole discretion, waive compliance with the terms of this Section 6.10(a). In the event that no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 6.10(a), such Seller or Affiliate thereof will furnish only that portion of the Buyer Confidential Information which such Seller or Affiliate is advised by counsel is legally required.

(b) Neither Buyer nor any of its Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning Seller or any of its Affiliates that is competitively sensitive, proprietary or confidential (collectively, ***"Seller Confidential Information"***) for a period of three (3) years following the Closing Date; provided , however , that the confidentiality covenants contained in this Section 6.10(b) shall not apply to the following: (i) information that is already in the public domain or generally available to Persons in the same or similar industries as Seller, Buyer or any of their respective Affiliates; (ii) information that becomes part of the public domain or generally available to companies in the same or similar industries as Seller, Buyer or any of their respective Affiliates by publication or

otherwise other than through any action on the part of Buyer or any of its Affiliates; (iii) information that Buyer or its Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (iv) information that Buyer or any of its respective Affiliates is legally compelled to disclose, but only as to the required disclosure. In the event that Buyer or any of its Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Seller Confidential Information, Buyer or such Affiliate thereof will notify Seller promptly in writing of such requirement so that Seller may seek a protective order or other appropriate remedy or, in Seller's sole discretion, waive compliance with the terms of this Section 6.10(b). In the event that no such protective order or other remedy is obtained, or that Seller waives compliance with the terms of this Section 6.10(b), Buyer or such Affiliate thereof will furnish only that portion of the Seller Confidential Information which Buyer or such Affiliate is advised by counsel is legally required.

6.10 **SEC Reporting.** Commencing immediately following the Closing, Buyer shall use reasonable best efforts to become and remain subject to the reporting requirements of the Exchange Act. Commencing if and when Buyer becomes subject to the reporting requirements of the Exchange Act, Buyer will use reasonable best efforts to timely file or furnish all required documents and otherwise materially comply with the Exchange Act.

6.11 **Use of CLIA license**. Commencing immediately following the Closing, Buyer shall use commercially reasonable efforts to take all steps necessary under applicable Law with respect to use of the CLIA license transferred under this Agreement, including, without limitation, with respect to obtaining a "Doing Business As" registration for "MultiGEN Diagnostics", if and to the extent necessary under applicable Law.

6.12 **Rule 144 Legal Opinion.** Commencing when the shares of Buyer Common Stock issuable as Closing Consideration and Milestone Consideration, as applicable, become eligible to be sold under Rule 144 (subject to the requirement for the Buyer to be in compliance with the current public information required under Rule 144 as to such Buyer Common Stock) , the Buyer shall, promptly following written request of Seller, cause its counsel to issue a legal opinion to the Buyer's transfer agent to allow such Buyer Common Stock to be sold under Rule 144, provided that Seller provides Buyer and/or its counsel with such information as the Buyer's counsel may reasonably request in order to issue such opinion. Commencing when the shares of Buyer Common Stock issuable as Closing Consideration and Milestone Consideration, as applicable, become eligible to be sold under Rule 144 without the requirement for the Buyer to be in compliance with the current public information required under Rule 144 as to such Buyer Common Stock and without volume or manner-of-sale restrictions, the Buyer shall, promptly following written request of Seller, cause its counsel to issue a legal opinion to the Buyer's transfer agent to effect the removal of the restrictive legend on such Buyer Common Stock, provided that Seller provides Buyer and/or its counsel with such information as the Buyer's counsel may reasonably request in order to issue such opinion.

ARTICLE 7
TERMINATION

7.1 **Termination Events.** This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Seller or Buyer, if the Closing has not taken place on or before March 31, 2012 (other than as a result of any failure on the part of the terminating party to comply with or perform its covenants and obligations under this Agreement);

(c) by Seller or Buyer if: (i) any court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order or shall have taken any other action having the effect of permanently restraining or otherwise prohibiting the transactions contemplated by the Transaction Documents; or (ii) any Law making illegal the transactions contemplated by the Transaction Documents shall have become effective;

(d) by Seller if there is a material breach of any representation, warranty, covenant or obligation of Buyer pursuant to this Agreement; provided, however , that Seller shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) on account of any breach which is curable by Buyer unless Buyer fails to cure such breach within thirty (30) days after receiving notice of such breach; or

(e) by Buyer if there is a material breach of any representation, warranty, covenant or obligation of Seller pursuant to this Agreement; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) on account of any breach which is curable by Seller unless Seller fails to cure such breach within thirty (30) days after receiving notice of such breach.

7.2 Termination Procedures. If Buyer or Seller is entitled and desires to terminate this Agreement pursuant to Section 7.1, it shall deliver to the Parties a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

7.3 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement shall terminate and be of no further force or effect; provided, however, that: (i) no Party shall be relieved of any obligation or other Liability arising from any breach by such Party of any provision of this Agreement if this Agreement is terminated because of such breach; and (ii) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 6.8, 6.9 and Article 8.

ARTICLE 8
MISCELLANEOUS

8.1 Expenses. Except as otherwise set forth in this Agreement or any other Transaction Document, Seller and Buyer shall bear and pay all of their respective costs and expenses incurred by them in connection with the transactions contemplated by this Agreement and the other Transaction Documents. For the avoidance of doubt, Seller will be responsible for all expenses incurred in connection with obtaining the Required Consents.

8.2 Waiver and Amendment. Any provision of this Agreement may be waived only in writing at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party hereto. The waiver by any Party hereto of any breach of a provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.3 Assignment. This Agreement shall not be assignable by any Party, except in connection with the sale, merger, change of control of such Party, or sale of all or substantially all of the assets of such Party, without the prior written consent of the other Parties. This Agreement shall inure to the benefit of and will be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns.

8.4 Specific Performance. The Parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the Parties hereto may exercise their rights and obligations under this Agreement by a decree of specific performance issued by any court of competent jurisdiction. Each of the parties hereby further waives: (i) any defense in any action for specific performance that a remedy at law would be adequate; and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. The foregoing remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

8.5 Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by facsimile or e-mail if sent during normal business hours of the recipient; if not, then on the next business day; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at following addresses:

If to Seller:

MultiGEN Diagnostics Inc.
11575 Sorrento Valley Road, Suite 206
San Diego, CA 92121
Attn: T.V. Moorthy Ph.D., President/CEO
Fax: 858-523-1677
E-mail: moorthy@multigen-diagnostics.com

With a copy to:

Duane Morris LLP
101 Broadway, Suite 900
San Diego, CA 92101
Attn: P. Blake Allen
Fax: 619-744-2201
E-mail: ballen@duanemorris.com

If to Buyer:

TrovaGene, Inc.
11055 Flintkote Avenue, Suite B
San Diego, CA 92121
Attn: Antonius Schuh, Ph.D
Fax: 858-217-4768
E-mail: aschuh@andatos.com

With a copy to:

Sichenzia Ross Friedman Ference LLP
61Broadway, 32nd Floor
New York, NY 10006
Attn: Jeffrey J. Fessler, Esq.
Fax: 212-930-9725
E-mail: jfessler@srff.com

or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section 8.5.

8.6 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of laws. Any disputes shall be exclusively resolved in the State or Federal courts residing in New York County, New York.

8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any Party or materially alter the terms of the transactions contemplated hereby, in which case the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

8.8 Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one Party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.

8.9 No Third-Party Beneficiaries. Except as provided in Article 6, neither this Agreement nor any document delivered in connection with this Agreement, confers upon any Person who is not a Party any rights or remedies hereunder.

8.10 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

8.11 Entire Agreement; Exhibits and Schedules. This Agreement, together with the other Transaction Documents, constitutes the entire agreement among the Parties and supersedes all other prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof, except for that certain Mutual Non-Disclosure Agreement, dated November 11, 2011, by and between Buyer and Seller, which shall remain in full force and effect following the Closing.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first written above.

SELLER:

MULTIGEN DIAGNOSTICS INC.

By: ________________________

BUYER:

TROVAGENE, INC.

By: ________________________

ANTONIUS SCHUH, CEO

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